Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-194468 and No. 333-196743) and S-8 (No. 333-205099 and No. 333-193690) of ONE Gas, Inc. of our report dated February 23, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
February 23, 2017